

**Kerry James Marshall** (b. 1955)



Kerry James Marshall's portrait paintings are seldom auctioned, with only 6 single figure portraits appearing since 2010.

INVESTMENT THESIS

| Initial Offering Price | Offering Circular |
|---|---|
| $4,331,000 | sec.gov |

Similar Sales | Record Price | Repeat Sales



$8.0m
$6.0m
$4.0m
$2.0m
$0.0m
5
08
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23

Price Appreciation of Similar Works

33.7%

| Sharpe Ratio (1995-2021) | watch video |
|---|---|
| Kerry James Marshall | Not enough data |
| All Art | 0.55 |
| S&P 500 | 0.56 |

**46%** Progress

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## Kerry James Marshall

(b. 1955)

**Why we like this offering**

1. Kerry James Marshall is a world-renowned contemporary artist known best for his striking figurative paintings that reconsider Western art history from a contemporary Black perspective.
2. Marshall has been featured in a number of exhibitions, biennials, and public commissions, including the Venice Biennale (2003 and 2015), the Carnegie International (1999 and 2018), and Documenta 12 (1997 and 2007).
3. In 2013, President Barack Obama appointed Marshall to his Committee on the Arts and the Humanities, and in 2023, the Royal Academy in London elected him as an Honorary Royal Academician.
4. As of June 30, 2023, Marshall is represented by David Zwirner and Jack Shainman Gallery, and he continues to live and work in Chicago.
5. The Artwork is a three-quarters view portrait of a Black woman turned to the left, her skin painted in Kerry James Marshall's signature black pigment.
6. The figure's posture is relaxed, and she smiles gently with her mouth opening just enough to reveal her top teeth. Her natural, kinky hair is pulled back into a simple updo, and she wears a loose collared patchwork jacket with yellow and patterned indigo fabrics and beige gingham sleeves. She also wears a dangling pearl earring with a black and red rectangular charm. The background is painted a vibrant yellow-green green and the back of a red chair peeks out from under her left arm.
7. Due to their high demand, portrait paintings by Kerry James Marshall do not frequently go to auction, and when they do they have achieved prices as high as $7.5 million, including: "Nat-Shango (Thunder)" (1991), which sold for $7,500,000 in May 2021, followed by "Untitled (Painter)" (2008), which sold for $7,325,800 in May 2019, and "Untitled (Masked Boy)" (2014), which sold for $5,734,800 in May 2023.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

## Artist Metrics

| 2022 Total Auction Sales | 2022 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $23,922,426 | 9 | $18,500,000 |



Average Prices
7.2M
5.4M
3.6M
1.8M
11 12 13 14 15 16 17 18 19 20 21 22
Turnover by Year
31.8M
23.8M
15.9M
7.9M
11 12 13 14 15 16 17 18 19 20 21 22
Lots Auctioned
Sold
Unsold
12
9
6
3
11 12 13 14 15 16 17 18 19 20 21 22

| | |
|---|---|
| Initial Offering Price | **$4,331,000** |
| Offering Circular | sec.gov/edgar |

**Painting**







**About Kerry James Marshall**

Kerry James Marshall (born October 17, 1955) is an American artist and professor, known for his paintings of Black figures. He previously taught painting at the School of Art and Design at the University of Illinois at Chicago. In 2017, Marshall was included on the annual Time 100 list of the most influential people in the world. He was born and raised in Birmingham, Alabama, and moved in childhood to South Central Los Angeles. He has spent much of his career in Chicago, Illinois — Wikipedia

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# KERRY JAMES MARSHALL

b. 1955, UNITED STATES

Acrylic on PVC panel in artist's frame | 24 × 22 in. (61 x 56 cm.)

Kerry James Marshall (b. 1955, Birmingham, Alabama) is a world-renowned contemporary artist known best for his striking figurative paintings that reconsider Western art history from a contemporary Black perspective.



**$4,331,000**

INITIAL OFFERING

**33.7%**

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

**38.3%**

ANNUAL APPRECIATION OF RECORD PRICES[3]

The Artwork is a wonderful example of Kerry James Marshall's portrait paintings of Black figures. Using traditional painting techniques inspired by Italian Renaissance and Flemish paintings, Marshall interrogates tropes about the Black body in Western art history and contemporary society. He explores Black identities in his paintings by literally using black paint for his figures' skin rather than more naturalistic shades of brown. The Artwork is a three-quarters view portrait of a Black woman turned to the left, her skin painted in Kerry James Marshall's signature black pigment. The figure's posture is relaxed, and she smiles gently with her mouth opening just enough to reveal her top teeth. Her natural, kinky hair is pulled back into a simple updo, and she wears a loose collared patchwork jacket with yellow and patterned indigo fabrics and beige gingham sleeves. She also wears a dangling pearl earring with a black and red rectangular charm. The background is painted a vibrant yellow-green green and the back of a red chair peeks out from under her left arm. Due to their high demand, portrait paintings by Kerry James Marshall do not frequently go to auction, and when they do they have achieved prices as high as $7.5 million, including: "Nat-Shango (Thunder)" (1991), which sold for $7,500,000 at Christie's New York on May 11, 2021, followed by "Untitled (Painter)" (2008), which sold for $7,325,800 at Sotheby's New York on May 1, 2019, and "Untitled (Masked Boy)" (2014), which sold for $5,734,800 at Sotheby's New York on May 18, 2023.

Kerry James Marshall has been featured in a number of exhibitions, biennials, and public commissions, including the Venice Biennale (2003 and 2015), the Carnegie International (1999 and 2018), and Documenta 12 (1997 and 2007). His work is also represented in many prestigious public collections, such as the Art Institute of Chicago, the Birmingham Museum of Art, the Harvard Art Museum in Boston, the Los Angeles County Museum of Art, the Ludwig Museum in Cologne, the Metropolitan Museum of Art in New York, the Museum of Contemporary Art in Chicago, the Museum of Modern Art in New York, the National Gallery of Art in Washington, DC, the San Francisco Museum of Modern Art, the Studio Museum in Harlem, the Tate Modern in London, and the Whitney Museum of American Art in New York, among many others. Marshall's institutional success is reflected in his commercial desirability over the past decade. As of June 30, 2023, his auction records are led by "Past Times" (1997), which sold at Sotheby's New York for $21,114,500 on May 16, 2018, "Vignette 19" (2014), which sold at Sotheby's New York for $18,488,000 on November 14, 2019, and "Beauty Examined" (1993), which sold at Sotheby's New York for $13,538,000 on May 19, 2022.

**AS OF JUNE 30, 2023, HIS AUCTION RECORDS ARE LED BY "PAST TIMES" (1997), WHICH SOLD AT SOTHEBY'S NEW YORK FOR $21,114,500 ON MAY 16, 2018, "VIGNETTE 19" (2014), WHICH SOLD AT SOTHEBY'S NEW YORK FOR $18,488,000 ON NOVEMBER 14, 2019, AND "BEAUTY EXAMINED" (1993), WHICH SOLD AT SOTHEBY'S NEW YORK FOR $13,538,000 ON MAY 19, 2022.**

AUCTION RESULTS FOR SIMILAR WORKS[2]


$9M
$6.8M
$4.5M
$2.3M
2005
2007
2008
2009
2011
2012
2013
2015
2016
2017
2019
2020
2022
2023

Kerry James Marshall (b. 1955, Birmingham, Alabama) is a world-renowned contemporary artist known best for his striking figurative paintings that reconsider Western art history from a contemporary Black perspective. Marshall received his bachelor of fine arts from the Otis Art Institute in 1978 and was awarded an honorary doctorate in 1999. He participated in numerous West Coast exhibitions upon graduating, and in 1985, he received the resident fellowship from Studio Museum in Harlem. In 1987, he moved to Chicago, where, with the help of a grant from the National Endowment for the Arts in 1991, he pursued art full-time. His work draws from history as well as his own childhood as a Black man born at the beginning of the American Civil Rights movement who also moved to the Watts neighborhood right before the 1965 Watts riots. In 1994, Marshall held his first traveling exhibition, Telling Stories, which opened at the Cleveland Museum of Art. This exhibition would be followed by numerous solo exhibitions, including his first major museum survey, Kerry James Marshall: Mastry, which opened at the Museum of Contemporary Art Chicago and traveled to the Met Breuer in New York and the Museum of Contemporary Art in Los Angeles from 2016 to 2017. In addition to his prolific exhibition history, Marshall has achieved success as an educator and change-maker in the art world. In 2013, President Barack Obama appointed him to his Committee on the Arts and the Humanities, and in 2023, the Royal Academy in London elected him as an Honorary Royal Academician. As of June 30, 2023, Marshall is represented by David Zwirner and Jack Shainman Gallery, and he continues to live and work in Chicago.





KERRY JAMES MARSHALL



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Kerry James Marshall with the following criteria: portrait paintings of a single figure. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 33.7% CAGR implied from selected sales occurring from March 16, 2006 to May 18, 2023. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Kenny Scharf has a risk-adjusted appreciation of 0.80. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Kerry James Marshall have a record price compound annual growth rate ("CAGR") of 38.3% from March 16, 2006 to December 31, 2022. This calculation is based on (i) a record price of $80,000 on March 16, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $18,500,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Kenny Scharf is 8.4%, which is based on 19 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Kenny Scharf was May 9, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Kenny Scharf was June 29, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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